EXHIBIT 10.G

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

       This Second Amended and Restated Loan Agreement ("Agreement") dated as of December 12, 1998, by and between Chase Bank of Texas, National Association ("Bank") and the Borrower described below. This Agreement amends and restates in its entirety the Amended and Restated Loan Agreement dated as of January 12, 1998, between Bank and Borrower (the "Prior Agreement").

       In consideration of the Loan or Loans and Letters of Credit described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:

  1.   DEFINITIONS  AND  REFERENCE  TERMS.   In addition to any other terms
  defined herein, the following terms shall have the meaning set forth with respect thereto:

       Adjusted LIBOR Rate means, for any Interest Period, LIBOR plus 2%.

       Affiliate of any Obligor or of the Bank means any Person that directly or indirectly controls, is controlled by, or is under common control with any Obligor or the Bank, respectively. The term "control" means to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. A Person that directly or indirectly owns (legally or beneficially) or has the right to vote 5% or more of any class of voting stock of another Person "controls" that Person. Bank is not under any circumstances an Affiliate of any Obligor.

       Borrower means, Peerless Mfg. Co., a Texas corporation.

       Borrower's  Address  means,  2819  Walnut  Hill Lane, Dallas, Texas
  75229.

       Borrowing means, a LIBOR Borrowing or a Prime Rate Borrowing.

       Business Day means, a day when the main office of Bank is open for the general conduct of commercial lending business.

       Collateral Account means, each deposit account in which Bank has a perfected, first priority Lien, not subject to any claim of any other Person.

       Compliance Certificate means, a certificate substantially in the form of Exhibit B.
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       Consequential  Loss  means,  any  loss,  expense, penalty or premium incurred by the Bank, including any interest paid by the Bank to lenders of funds borrowed by it to make or carry the Loans, resulting from any premature payment or termination of any Interest Period or Borrower's failure to borrow or prepay any LIBOR Borrowing on the date specified by Borrower, in each case whether voluntary or involuntary. Premature termination of an Interest Period includes termination resulting from acceleration of the Obligations. "Consequential Loss" includes any loss, expense, penalty or premium incurred by the Bank on account of any reduction in the Bank's margins or spreads between its cost of funds and the interest earned on the principal of any LIBOR Borrowing terminated or canceled pursuant to Section 2.G(ii), including an amount equal to the excess (if any) of (x) interest that would have accrued on the LIBOR Borrowing during the remainder of the Interest Period had the borrowing not been terminated or canceled before the end of the Interest Period, over (y) the interest actually accrued on the principal amount of that terminated or canceled borrowing for the remainder of the Interest Period.

       Current Assets means, the aggregate amount of all the assets of the Borrower and its Subsidiaries, on a consolidated basis, assets which would, in accordance with GAAP, properly be defined as current assets.

       Current Liabilities means, the aggregate amount of all current liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP, but in any event shall include all liabilities except those having a maturity date which is more than one year from the date as of which such computation is being made, plus, without duplication, the amount equal to the aggregate undrawn amount of all letters of credit issued for the account of Borrower or any of its Subsidiaries.

       Default Rate means, at Bank's discretion up to the Highest Lawful Rate, or if none, 25% per annum.

       Event of Default means, as set forth in Section 6.

       Eurodollar Reserve Requirement means, on any day the maximum aggregate rate at which Bank is required to maintain reserves (including basic, supplemental, marginal and emergency reserves) against "Eurocurrency liabilities" (as defined in Federal Reserve Regulation D). The Eurocurrency Reserve Requirement will be expressed as a decimal rather than a percentage and will be rounded, if necessary, to the next highest one hundredth of one percent (.0001). Reserve requirements will be calculated as required by any Governmental Authority. Each determination of the Eurodollar Reserve Requirement by Bank will be conclusive and binding, absent obvious error.

       Governmental Authority means, any foreign governmental authority, the United States of America, any state of the United States and any
  political  subdivision   of  any   of  the  foregoing,  and  any  agency,
  department, commission, board, bureau, court or other tribunal having jurisdiction over Bank or any Obligor, or any Subsidiary of Borrower or their respective property.
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       Hazardous  Materials  means,  all  materials  defined  as  hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

       Highest Lawful Rate means, at any time and with respect to Bank, the maximum rate of nonusurious interest under applicable law that Bank may charge the Borrower. The Highest Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Highest Lawful Rate resulting from a change in the Highest Lawful Rate shall take effect without notice to the Borrower at the time of such change in the Highest Lawful Rate. For purposes of determining the Highest Lawful Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with the Texas Finance Code, subject to the Bank's right to change such applicable rate ceiling in accordance with applicable law.

       Interest Option means, the Prime Rate or the Adjusted LIBOR Rate.

       Interest  Payment  Dates  means,  the  last  day    of each calendar
  quarter, beginning on December 31, 1998.

       Interest Period means, the period of time during which a particular LIBOR Borrowing is in effect. Each Interest Period will begin on the date of the LIBOR Borrowing (which will be the last day of the preceding Interest Period if the amount of the LIBOR Borrowing is a previous LIBOR Borrowing) and end on the same day of the month 1, 2 or 3 months later, as selected by Borrower. The Interest Period is subject to the following limitations: (1) Any Interest Period which would otherwise end on a day which is not a LIBOR Business Day will end on the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day falls in another calendar month, in which case the Interest Period will end on the next preceding LIBOR Business Day. (2) Any Interest Period which begins on the last LIBOR Business Day of a calendar month, or on a day for which there is no corresponding day in the calendar month at the end of such Interest Period, will end on the last LIBOR Business Day of a calendar month. (3) Borrower will not select any Interest Period if the amount of the Loans required to be repaid during that Interest Period would exceed the amount of the Loans remaining in the Prime Rate Borrowing and in Interest Periods ending prior to the due date for any such required repayments. (4) No Interest Period will extend beyond the maturity of the Note.

       Investment means, any acquisition of all or substantially all assets of any Person, or any direct or indirect purchase or other acquisition of, or a beneficial interest in, capital stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts, and similar expenditures in the ordinary course of business), or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of debt or accounts receivable of any other Person that are not current assets or do not arise from sales to that other Person in the ordinary course of business.
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       Legal  Requirement  means,  any law, ordinance, decree, requirement, order, judgment, rule, regulation, zoning or land use requirement (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

       LIBOR means, for any Interest Period, (1) the rate of interest quoted by Bank as the rate offered by Bank (or any affiliate of Bank) to one or more prominent banks in the London interbank market for Applicable LIBOR Deposits, divided by (2) 1 minus the Eurodollar Reserve Requirement. "Applicable LIBOR Deposits" means deposits with Bank (or any affiliate of Bank) in its (or any affiliate's) London office in U.S. dollars for delivery on the first day of the Interest Period, maturing on the last day of the Interest Period and in an amount equal (or as nearly equal as practicable) to the related LIBOR Borrowing.

       LIBOR Borrowing means, a portion of the Loans bearing interest at the Adjusted LIBOR Rate at a given time.

       LIBOR  Business  Day  means,  a  Business  Day on which banks in the
  London  interbank   market   generally  are  open  to  conduct  interbank
  transactions in United States dollar deposits.

       Lien means, any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement or other similar form of public notice under the laws of any jurisdiction.

       Loan means, any loan described in Section 2 hereof (including any unreimbursed draw under Letters of Credit) and any subsequent loan which states that it is subject to this Agreement.

       Loan Documents means, this Agreement and any and all promissory notes executed by Borrower in favor of Bank, each application for issuance of a Letter of Credit and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan or Letter of Credit.

       Material  Adverse  Effect  means,  any  material  adverse  effect on
  (a) the property, business operations or financial prospects of Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any Loan Document or (c) the timely payment, after giving effect to any applicable cure periods, of the principal of or interest on any Loans hereunder or any other amounts payable in connection herewith.

       NationsBank Agreement means, the Loan Agreement of even date herewith between Borrower and NationsBank of Texas, N.A.

       Net Income means, net profit after taxes of the Borrower and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

       Net Loss means, net loss after taxes of the Borrower and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

       Obligor means, Borrower, any Subsidiary of Borrower, any indorser or guarantor of any obligation under any Loan Document and any other Person liable for or the property of which secures any obligation under any Loan Document.

       Person   means,   an   individual,   partnership,   joint   venture,
  corporation,    trust,   tribunal,   unincorporated   organization,   and
  government, or any department, agency, or political subdivision thereof.

       Prime Rate means, the fluctuating rate of interest established by Bank from time to time, at its discretion, whether or not such rate shall be otherwise published. The Prime Rate is established by Bank as an index and may or may not at any time be the best or lowest rate charged by Bank on any Loan.

       Prime Rate Borrowing means, any portion of the Loans bearing interest at the Prime Rate.

       Rate Designation Date means, 10:00 a.m. Houston, Texas time 3 LIBOR Business Days before the first day of any proposed Interest Period.

       Rate Designation Notice is defined in Section 2.D(ii).

       Subsidiary means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than such stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both by such Person.

       Termination Date means, December 12, 1999.

       Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 3.I hereof.

  2.   LOANS.

       A. Loans. Until the Termination Date, Bank hereby agrees to make (or has made) one or more loans to Borrower in the aggregate principal face amount of $3,500,000 (as such amount may be reduced, the "Line"), provided, the aggregate unpaid principal of all loans shall not at any time exceed the difference between (i) the Line, minus (ii) the undrawn amount of all outstanding Letters of Credit. The obligation to repay the loans is evidenced by the promissory note of even date herewith (the promissory note or notes together with any and all renewals, extensions or rearrangements thereof being hereafter collectively referred to as the "Note") (a copy of which is attached as Exhibit A).

            i.   Revolving  Credit  Feature.    The  Note  provides  for  a
       revolving line of credit under which Borrower may from time to time, borrow, repay and re-borrow funds until the Termination Date.

            ii. Usage Fee. Borrower will pay a usage fee for the period from and including the date the Line was established to and including the maturity date of the Line at a rate per annum of .25% of the average daily unused portion of the Line (calculated on the basis of a year of 365 or 366 days as the case may be), with the accrued and unpaid usage fee being payable on the last day of each calendar quarter (beginning December 31, 1998) and on the Termination Date. The Borrower may at any time upon written notice to the Bank permanently reduce the amount of the Line at which time the obligation of the Borrower to pay a usage fee shall thereupon correspondingly be reduced.

            iii. Letter of Credit Subfeature. As a subfeature under the Line, Bank may from time to time up to and including December 11, 1999, issue letters of credit for the account of Borrower (each such letter of credit and each letter of credit issued by the Bank for the account of Borrower or one of its Subsidiaries under the Prior Agreement which is outstanding on the date hereof, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion; and provided further that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed the difference between
       (a) the Line, minus (b) the aggregate unpaid principal amount of all Loans, minus (c) the amount of all drawings under any Letter of Credit for which Bank has not been reimbursed. No Letter of Credit shall have an expiry subsequent to December 11, 2000 or 366 or more days after the issuance date; provided Borrower may request that
       Bank  issue  Letters  of  Credit having an expiry after December 11,
       2000 or an expiry 366 or more days after the issuance date ("Extended Expiry LC"), if (a) the undrawn amount of such Extended Expiry LC plus the aggregate undrawn amount of all other Extended Expiry LCs does not exceed by more than $350,000 an amount equal to the aggregate amount on deposit in the Collateral Accounts (b) the undrawn amount of any single Extended Expiry LC does not exceed by more than $50,000 an amount equal to the aggregate amount on deposit in the Collateral Accounts, and (c) the aggregate undrawn amount of all Extended Expiry LCs having the same beneficiary does not exceed by more than $50,000 an amount equal to the aggregate amount on deposit in the Collateral Accounts; provided further, however, that Bank, in its sole discretion, reserves the right to require the Borrower at any time to deliver to Bank, for deposit into a Collateral Account, an amount in cash up to, but not to exceed, the amount the aggregate undrawn amount of all the Extended Expiry LCs exceeds the aggregate amount on deposit in the Collateral Accounts at such time. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line and shall be repaid in accordance with the terms of the Line; provided, however, that if the Line is not available for any reason whatsoever, at the time any draft is paid by Bank, or if advances are not available under the Line in such amount due to any limitation of borrowing set forth herein, then the full amount of such drafts shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at that rate of interest applicable to advances under the Line. In such event, Borrower agrees that Bank, at Bank's sole discretion may debit any Collateral Account or Borrower's deposit accounts with Bank for the amount of such draft. If at any time prior to the Termination Date the sum of (a) the aggregate unpaid principal of the Loans, plus (b) the aggregate undrawn amount of all outstanding Letters of Credit exceeds the Line, Borrower shall immediately pay to Bank the amount of such excess, together with accrued, unpaid interest on the amount of such excess. If at any time after the Termination Date the aggregate undrawn amount of all Extended Expiry LCs exceeds the aggregate amount on deposit in the Collateral Accounts, at Bank's request, Borrower shall immediately deliver to Bank, for deposit into a Collateral Account, an amount in cash up to, but not to exceed, the amount the aggregate undrawn amount of all the Extended Expiry LCs exceeds the aggregate amount on deposit in the Collateral Accounts at such time. Letters of Credit shall be priced at a rate of 1.00% per annum of the face amount of the Letter of Credit, which fee is due and payable on issuance of the Letters of Credit.

       B. Conditions to Loans and Letters of Credit. Before making any Loan or issuing any Letter of Credit Bank may require satisfaction of the following conditions precedent: (1) Bank has received the following, each duly executed and in form acceptable to Bank: (a) if requested by Bank, a Request for Loan, substantially in the form of Exhibit C, not later than one (1) Business Day before the date (which shall also be a Business Day) of the proposed Loan; (b) such other documents as Bank reasonably requires; and (c) in the case of Letters of Credit, Banks standard form Application for the Issuance of an Irrevocable Standby Letter of Credit in form and substance acceptable to Bank and its legal counsel, duly executed and delivered by Borrower two (2) Business Days, prior to the date on which the Letter of Credit is to be issued; and (2) no Event of Default has occurred and is continuing; and (3) making the Loan or the issuance of a Letter of Credit is not prohibited by, and will not subject Bank to any penalty or onerous condition under any legal requirement as determined by Bank.

       C. Repayment of Loans. Borrower shall repay the unpaid principal amount of all Loans which are outstanding on the Termination Date on the Termination Date. Accrued and unpaid interest on the outstanding Loans shall be due and payable on each Interest Payment Date and on the Termination Date.

       D.   Interest.

            i. Interest Rates. The Loans will bear interest until due at the lesser of the Prime Rate or the Highest Lawful Rate. However, Borrower may elect to have all or any portion of the Loans bear interest until due at the lesser of the Adjusted LIBOR Rate or the Highest Lawful Rate, subject to the provisions of this Section 2. If at any time the Prime Rate or the Adjusted LIBOR Rate exceeds the Highest Lawful Rate, and thereafter the Prime Rate or the Adjusted LIBOR Rate, as applicable, is less than the Highest Lawful Rate, the rate of interest on the affected Borrowing will be the Highest Lawful Rate until the amount of interest accrued on the affected Borrowing equals the amount of interest that would have accrued if the Prime Rate or the Adjusted LIBOR Rate, as applicable, had been in effect at all times. All amounts due to Bank in connection with the Loan Documents will bear interest from their respective due dates until paid at the Default Rate unless the applicable Loan Document provides otherwise. Interest at the Prime Rate or the Default Rate will be computed on the basis of a 360 day year for the actual number of days elapsed, unless that calculation would result in an effective rate exceeding the Highest Lawful Rate, in which case interest will be computed on the basis of a 365 or 366 day year, as the case may be. Interest at the Adjusted LIBOR Rate will be computed on the basis of a 360 day year for the actual number of days elapsed, unless that calculation would result in an effective rate exceeding the Highest Lawful Rate, in which case interest will be computed on the basis of a 365 or 366 day year, as the case may be.

            ii. Selection of Interest Options. If no Event of Default exists, Borrower may elect to have the Adjusted LIBOR Rate apply or continue to apply to all or any part of the Loans for the applicable Interest Period. A change in Interest Option under this Section 2 is a conversion of the interest rate on part of the Loans, not a new Loan. In order to request a LIBOR Borrowing, Borrower must give Bank written or telecopy notice (the "Rate Designation Notice") in the form of Exhibit D, specifying the amount of the Loan to be included in the LIBOR Borrowing, the proposed date for the conversion and the Interest Period or Periods selected by Borrower. Bank must receive the Rate Designation Notice no later than the applicable Rate Designation Date. Each Rate Designation Notice is irrevocable upon receipt by Bank. If a Rate Designation Notice is not received by Bank before the Rate Designation Date to convert an expiring Interest Period into a new LIBOR Borrowing, the amount of the expiring LIBOR Borrowing will become a Prime Rate Borrowing on expiration of the Interest Period. No more than 5 Interest Periods may be in effect at any one time. Each LIBOR Borrowing must be at least $250,000. Principal included in any Borrowing must not be included in any other Borrowing which exists at the same time. Each designation or conversion must occur on a LIBOR Business Day.

       E. Capital Adequacy. If Bank determines after the date of this Agreement that any change in applicable laws, rules or regulations regarding capital adequacy, or any change in the interpretation or administration thereof by any appropriate governmental agency, or compliance with any request or directive to Bank regarding capital adequacy (whether or not having the force of law) of any such agency, increases the capital required to be maintained with respect to the Loans or Note and therefore reduces the rate of return on Bank's capital below the level Bank could have achieved but for such change or compliance (taking into consideration Bank's policies with respect to capital adequacy), then Borrower will pay to Bank from time to time, within 15 days of Bank's request, any additional amount required to compensate Bank for such reduction. Bank will request any additional amount by delivering to Borrower a certificate of Bank setting forth the amount necessary to compensate Bank. The certificate will be conclusive, absent obvious error. Bank may make any assumptions, and may use any allocations of costs and expenses and any averaging and attribution methods, which Bank in good faith finds reasonable.

       F. Prepayments. Borrower may prepay the Loans without premium or penalty, in whole or in part, except as provided in this Section 2. Any partial prepayment must be at least $250,000. Each partial prepayment will be applied first to accrued interest on the Note, and the balance to installments of principal in inverse order of their maturities. Borrower may make prepayments applied to any Prime Rate Borrowing or to any LIBOR Borrowing on the last day of the applicable Interest Period on any Business Day if Borrower gives Bank irrevocable written or telegraphic notice of the prepayment no later than 12:00 noon, Houston, Texas time, on the Business Day prior to the date of the prepayment, specifying the principal amount of the Note to be prepaid and the prepayment date.

       If Borrower intends to prepay all or any part of any LIBOR Borrowing on a day other than the last day of the Interest Period for that LIBOR Borrowing, Borrower must give Bank at least 3 LIBOR Business Days' prior irrevocable written or telegraphic notice of such prepayment, specifying the principal amount to be prepaid, the particular LIBOR Borrowing to which the prepayment is to be applied and the prepayment date. Borrower must also pay to Bank, on the last day of the Interest Period, the Consequential Loss of Bank resulting from the prepayment. After Borrower gives notice of prepayment of a LIBOR Borrowing, the principal amount specified in the notice, together with interest on the LIBOR Borrowing to the date of prepayment, will be due and payable on the specified prepayment date. No prepayment of a LIBOR Borrowing may reduce the remaining balance of the LIBOR Borrowing to an amount less than $250,000.

       G.   Special Provisions Applicable to LIBOR Borrowings.

            i. Options Unlawful. If the adoption of, any change in, or any change in the interpretation or administration of any applicable Legal Requirement, or compliance by Bank with any request or directive (whether or not having the force of law) of any Governmental Authority (a "Regulatory Change"), makes it unlawful or impossible for Bank to permit the establishment of or to maintain any LIBOR Borrowing, then Bank's commitment to permit LIBOR Borrowings will immediately be canceled; if required by the Regulatory Change, Bank will immediately convert any affected LIBOR Borrowing to a Prime Rate Borrowing, and Borrower will pay all accrued and unpaid interest to date on the amount converted; and Borrower will pay Bank any amount required to compensate Bank for any additional cost or expense Bank incurs as a result of the Regulatory Change. Thereafter, the Loans will bear interest until maturity at the Prime Rate.

            ii. Increased Cost of Borrowings. If, because Bank maintains any LIBOR Borrowing, any Regulatory Change:

                 a. subjects Bank (or makes it apparent that Bank is subject) to any tax (including any United States interest equalization tax), levy, impost, duty, charge or fee, other than income and franchise taxes of the United States and its political subdivisions (collectively, "Taxes"), or any deduction or withholding from any payment due under any LIBOR Borrowing or other amounts due under this Section 2 for any Taxes;

                 b. changes the basis of taxation of payments due from Borrower to Bank under any LIBOR Borrowing (other than by a change in the rate of taxation of the overall net income of Bank);

                 c. imposes, modifies, increases or determines to be applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the Eurodollar Reserve Requirement), special deposit requirement or similar requirement (including state law requirements and Regulation D) imposed or determined to be applicable by any Governmental Authority against assets held by Bank, or against deposits in or for the account of Bank, or against loans made by Bank, or against any other funds, obligations or other property owned or held by Bank; or

                 d. imposes on Bank any other condition regarding any LIBOR Borrowing; and the Regulatory Change results in an increase in Bank's cost of making, renewing or maintaining any LIBOR Borrowing, or a reduction in the amount of principal or interest received by Bank, then, upon Bank's demand from time to time, Borrower will pay to Bank an additional amount specified by Bank to compensate Bank for the increased costs or reduced principal and interest. Bank will promptly notify Borrower of any event which will entitle Bank to additional amounts under this paragraph. Bank's determination of the amount of any increased cost or reduced principal and interest will be conclusive absent obvious error.

            iii. Inadequacy of Pricing and Rate Determination. If Bank determines in good faith for any reason that: Bank is unable through its customary practices to determine LIBOR based on transactions in the London interbank market, or the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to Bank of making and maintaining the requested LIBOR Borrowing, then Bank will notify Borrower of that circumstance and (1) any Rate Designation Notice previously given by Borrower that has not been implemented as of the date of Bank's notice will be ineffective, and (2) until Bank notifies Borrower that the circumstances giving rise to Bank's notice no longer exist, Bank's obligation to accept or implement any Rate Designation Notices will be suspended. If the last day of the Interest Period for any LIBOR Borrowing occurs while Bank's obligation to accept or implement Rate Designation Notices is suspended, that LIBOR Borrowing will be converted at the end of the Interest Period to a Prime Rate Borrowing without any notice to or from Borrower. Bank's determination of the unavailability or inadequacy of the Adjusted LIBOR Rate will be conclusive.

       If Borrower receives from Bank the notice referred to in the preceding paragraph, Borrower may, upon 3 LIBOR Business Days' notice to Bank, either (i) repay in full (but not in part) any LIBOR Borrowing with respect to which the notice was given, together with any accrued interest on the affected LIBOR Borrowing, or (ii) convert the affected LIBOR Borrowing to a Prime Rate Borrowing. However, any such repayment or conversion will be accompanied by payment of (x) the amount required to compensate Bank for the increased cost or reduced amount referred to in the preceding paragraph, (y) all accrued and unpaid interest to the date of prepayment on the amount repaid or converted and (z) any Consequential Loss resulting from the repayment or conversion.

            iv. Indemnification. Borrower will indemnify Bank against and hold Bank harmless from any Consequential Loss. This paragraph will survive payment of the Note. Bank's written statement submitted to Borrower as to any additional amounts payable pursuant to this paragraph will be conclusive absent obvious error.

            v. Rate Quotes and Lists of Business Days. If Borrower requests quotes of the Adjusted LIBOR Rate for different Interest Periods being considered for election by Borrower, Bank will use reasonable efforts to provide the requested quotes. However, all quotes provided will be representative only and will not bind Bank, nor determine, directly or indirectly, the Adjusted LIBOR Rate or any component of the Adjusted LIBOR Rate. Bank's failure to provide any requested quotes will not (1) excuse or extend the time for performance of any obligation of Borrower or for exercise of any right, option or election of Borrower or (2) impose any duty or liability on Bank. If Borrower requests a list of the Business Days or LIBOR Business Days in any calendar month, Bank will use reasonable efforts to provide the requested list promptly. However, any list provided will identify only those days which Bank believes in good faith at the time the list is prepared will be Business Days or LIBOR Business Days for the month in question. Bank will have no liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote or list.

            vi. Availability of Funds for Repayment. If any required payment of the Loans exceeds the total of the Prime Rate Borrowing and all LIBOR Borrowings for which an Interest Period ends on the date for payment, Borrower must make the remaining required payment out of other LIBOR Borrowings, and Borrower will be liable for any Consequential Loss resulting from that payment. If Borrower notifies Bank (in accordance with the procedures for prepayments) to which outstanding LIBOR Borrowing the payment should be applied, Bank will follow that instruction. If Borrower does not so notify Bank, Bank will select in its discretion which outstanding Borrowing or Borrowings to pay.

       H. Domicile and Funding of Loans. Bank may transfer to and carry the Loans or any Borrowing for the account of any branch office or Affiliate of Bank. However, Borrower will deal solely with Bank and Borrower's obligations will be solely to Bank, whether Bank is acting on its own behalf or for the account of another branch or Affiliate. All determinations of the Adjusted LIBOR Rate will be made as if Bank had actually funded each LIBOR Borrowing through purchasing corresponding deposits in the London interbank market; however, Bank may fund all or part of the LIBOR Borrowings in any manner it chooses without affecting the Adjusted LIBOR Rate determination.

  3.   REPRESENTATIONS  AND  WARRANTIES.    Borrower  hereby represents and
  warrants to Bank as follows:

       A. Good Standing. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and is qualified to conduct its business in each jurisdiction in which Borrower does business, except to the extent the failure to obtain such qualifications would not result in a Material Adverse Effect. Each Subsidiary of Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (as indicated on Schedule 1) and has the power and authority to own its property and is qualified to conduct its business in each jurisdiction in which it does business, except to the extent the failure to obtain such qualifications would not result in a Material Adverse Effect.

       B. Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary corporate action of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower and each Subsidiary of Borrower is in compliance in all material respects with all laws and regulatory requirements to which it is subject.

       C. Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

       D. Litigation. There is no proceeding involving Borrower or any Subsidiary of Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as (i) disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement or (ii) would not result in a Material Adverse Effect if adversely determined.

       E. No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower or any Subsidiary of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or any Subsidiary of Borrower or affecting its respective property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

       F. Ownership of Assets. Borrower and each Subsidiary of Borrower has good title to its respective assets, and its respective assets are free and clear of Liens, except those granted to Bank and as disclosed to Bank in writing prior to the date of this Agreement.

       G. Investments. Neither Borrower nor any Subsidiary of Borrower has any Investments except as described on Schedule 1. Schedule 1 is a complete and correct description of the name and jurisdiction of organization of each Subsidiary of Borrower.

       H. Taxes. All taxes and assessments due and payable by Borrower and each Subsidiary of Borrower have been paid or are being contested in good faith by appropriate proceedings and Borrower and each Subsidiary of Borrower have filed all tax returns which it is required to file.

       I. Financial Statements. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since September 30, 1998. All factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents, when taken as a whole, is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information, in light of the circumstances under which they were made, not misleading.

       J.   Place  of  Business.    Borrower's  chief  executive  office is
  located at:

            2819 Walnut Hill Lane
            Dallas, Texas  75229

       K.   Environmental.     The  conduct  of  Borrower's   and  each  of
  Borrower's Subsidiary's business operations and the condition of Borrower's and each of Borrower's Subsidiary's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

       L.   NationsBank  Agreement.    Borrower  has  delivered  to  Bank a
  complete and correct copy of the NationsBank Agreement and all related documents.

       M. Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under any Loan and the issuance of any Letter of Credit.

  4. AFFIRMATIVE COVENANTS. Until full and final payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

       A. Financial Statements and Other Information. Maintain a system of accounting reasonably satisfactory to Bank and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Bank may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower's books and records will be located at Borrower's chief executive office set forth above. All financial statements called for below shall be prepared in form and content reasonably acceptable to Bank and by independent certified public accountants acceptable to Bank; provided, however, Bank hereby (i) acknowledges the adequacy of the form and content of Borrower's financial statements delivered prior to the date hereof and (ii) unless the Bank provides the Borrower written notice otherwise, the Borrower's current independent certified public accountants are acceptable to the Bank.

  In addition, Borrower will:

            i. Furnish to Bank consolidated and consolidating financial statements of Borrower for each fiscal year of Borrower, within 120 days after the close of each such fiscal year.

            ii. Furnish to Bank consolidated and consolidating financial statements (including a balance sheet and profit and loss statement) of Borrower for each quarter of each fiscal year of Borrower, within 45 days after the close of each such period.

            iii. Furnish to Bank a Compliance Certificate for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraphs i and ii above, containing (a) a certification that the financial statements of even date therewith are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such reasonable detail as Bank may request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants.

            iv. Furnish to Bank promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower and its Subsidiaries, from time to time, as Bank may reasonably request.

       B. Insurance. Maintain, and cause each Subsidiary of Borrower to maintain, insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Loan(s) or issuance of the first Letter of Credit and 15 days prior to each policy renewal.

       C. Existence and Compliance. Maintain, and cause each Subsidiary of Borrower to maintain, its existence, good standing and qualification to do business, where required, except in the case of good standing and qualification, where the failure of Borrower or such Subsidiary to be so qualified or in good standing would not result in a Material Adverse Effect, and comply in all material respects with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

       D. Adverse Conditions or Events. Promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that would reasonably be expected to result in a Material Adverse Effect,
  (ii) any litigation filed by or against Borrower or any Subsidiary of Borrower, which would reasonably be expected to result in a Material Adverse Effect, if adversely determined, (iii) any event that has occurred that would constitute an event of default under any Loan Documents, and (iv) any actual or potential contingent liability which singly or in the aggregate with all other actual or potential contingent liabilities could equal or exceed $500,000.

       E. Taxes and Other Obligations. Pay, and cause each Subsidiary of Borrower to pay, all of its taxes, assessments and other material obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

       F. Environmental. Immediately advise Bank in writing of (i) any material enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's or any of Borrower's Subsidiary's business operations; and (ii) all claims made or threatened by any third party against Borrower or any Subsidiary of Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower will not use or permit, and will cause each Subsidiary of Borrower to not use or permit, any other party to use any Hazardous Materials at any of Borrower's or any of Borrower's Subsidiary's places of business or at any other property owned by Borrower or any Subsidiary of Borrower except such materials as are incidental to Borrower's or any of Borrower's Subsidiary's normal course of business, maintenance and repairs and which are handled in material compliance with all applicable environmental laws. Borrower agrees to permit Bank, its agents, contractors and employees to enter and inspect any of Borrower's or any of Borrower's
  Subsidiary's places of business or any other property of Borrower and each Subsidiary of Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower and each Subsidiary of Borrower are complying with this covenant and Borrower shall reimburse Bank on demand for the reasonable costs of any such environmental investigation and audit. Borrower shall provide, and shall cause each Subsidiary of Borrower to provide, Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's and each Subsidiary's of Borrower business operations within five (5) days of the written request therefore.

  5. NEGATIVE COVENANTS. Until full and final payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, and will not permit any Subsidiary of Borrower to, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

       A.   Financial Condition.

            i. Borrower shall not permit the ratio of (a) Current Assets divided by (b) Current Liabilities to be less than 1.0 to 1.0 as at the last day of each calendar quarter.

            ii.  Borrower shall not permit

                 a. Net Income to be less than or equal to $100,000 for the six months ending on December 31, 1998.

                 b. Net Income to be less than or equal to $500,000 for the nine months ending on March 31, 1999.

                 c. Net Income to be less than or equal to $750,000 for the twelve months ending on June 30, 1999.

                 d. Net Income to be less than or equal to $1 for the three months ending September 30, 1999.

       B. Investments. Make an Investment in or to any Person; provided, Borrower may make investments in the existing Subsidiaries of Borrower identified on Schedule 1 if the aggregate of all Investments in such Subsidiaries (as disclosed on Schedule 1) does not exceed at any time $2,500,000.

       C. Extensions of Credit. Make any loan or advance to any Person; provided Borrower may (i) make loans and/or advances to Subsidiaries under the terms specified in Section "B. Investments" above and (ii) advances (not to exceed $50,000 in the aggregate) to employees for moving and travel expenses, drawing accounts, and similar expenditures in the ordinary course of Borrower's or its Subsidiary's business.

       D. Transfer of Assets or Control. Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of its business, or enter into any merger or consolidation; provided, however, any Subsidiary of Borrower may dissolve or merge or consolidate with or into any other Subsidiary of Borrower.

       E. Liens. Grant, suffer or permit any contractual Lien on any of its assets (other than Liens granted under the NationsBank Agreement or related agreements to assure performance of obligations related to letters of credit issued for the account of Borrower or any of its Subsidiaries) except Liens granted under the terms of this Agreement and the NationsBank Agreement. Fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise, except to the extent the failure to pay such claims would not result in a Material Adverse Effect. Agree with any Person to not grant any Lien on any of its assets, except as set forth in the NationsBank Agreement.

       F. Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, as surety or guarantor for the debt for another, or otherwise) other than to Bank, except for normal trade debts incurred in the ordinary course of Borrower's and each of Borrower's Subsidiary's business, and except for (i) existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement and
  (ii) indebtedness under or evidenced by the NationsBank Agreement and any related promissory notes.

       G.   NationsBank   Agreement.     Amend,   modify   or  restate  the
  NationsBank   Agreement,  or   any  related  agreement  and  any  related
  promissory notes as they exist the date hereof.

       H.   Character  of  Business.    Change  the  general  character  of
  business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

  6. DEFAULT. Borrower shall be in default under this Agreement and under each of the other Loan Documents if any one or more of the following (an "Event of Default") shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law, or otherwise:

       A. Borrower shall fail to pay any interest, fees or other amounts payable under any of the Loan Documents within three days after date due or Borrower shall fail to pay any principal under any of the Loan Documents when due;

       B. Any representation or warranty made or deemed made by any Obligor (or any of its officers or representatives) under or in connection with any of the Loan Documents shall prove to have been incorrect or misleading in any material respect when made or deemed made;

       C. Borrower or any other Obligor shall fail to perform or observe any term or covenant contained in any of the Loan Documents;

       D. Any of the Loan Documents or provision thereof shall, for any reason, not be valid and binding on any Obligor or not be in full force and effect, or shall be declared to be null and void; the validity or enforceability of any of the Loan Documents shall be contested by any Obligor, or any Obligor shall deny that it has any or further liability or obligation under any of the Loan Documents;

       E. The occurrence of any event described in Section 8(b) or (c) of the Note with respect to Borrower or any Subsidiary of Borrower;

       F. Any Obligor shall fail to pay any debt (other than debt under the Loan Documents) or obligations in respect of capital leases in an aggregate amount of $50,000 or more when due; or any Obligor shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to any such debt when required to be performed or observed, including, without limitation, any term or covenant contained in the NationsBank Loan Agreement;

       G. Any Obligor shall have any final judgment(s) outstanding against it for the payment of $50,000 or more, and such judgment(s) shall remain unstayed, in effect, and unpaid for the period of time after which the judgment holder may and may cause the creation of Liens against or seizure of any of its property;

       H. Any Obligor shall be required under any environmental law (i) to implement any remedial, neutralization, or stabilization process or program, the cost of which exceeds $50,000, or (ii) to pay any penalty, fine, or damages in an aggregate amount of $50,000 or more;

       I. Other than with respect to any of the Loan Documents, any Obligor shall fail to timely and properly observe, keep or perform any term, covenant, agreement or condition in any other loan agreement, promissory note, security agreement, deed of trust, deed to secure debt, mortgage, assignment or other contract securing or evidencing payment of any indebtedness of any Obligor to Bank or any affiliate or subsidiary of the Bank;

       J. The withdrawal of any material owner of Borrower, as determined by Bank in its sole discretion;

       K. The commencement of a proceeding against any Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity (except as permitted by Section 5.D);

       L. The insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor;

       M. The failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Bank shall request from time to time;

       N. The entry of a judgment against any Obligor which Bank deems to be of a material nature, in Bank's sole discretion;

       O. The seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any material property of any Obligor; or

       P. The determination by Bank that a material adverse change has occurred in the financial condition of any Obligor.


  7. REMEDIES UPON DEFAULT. If an Event of Default shall occur, Bank shall have all rights, powers and remedies available under each of the Loan Documents (including Section 11) as well as all rights and remedies available at law or in equity.

  8. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

            Borrower:

            Peerless Mfg. Co.
            2819 Walnut Hill Lane
            Dallas, Texas  75229
            Attn:  Paul Willey

            Bank:

            Chase Bank of Texas,
            National Association
            12875 Josey Lane
            Dallas, Texas  75234-6398
            Attn:  David L. Howard

  or  to such other address as any party may designate by written notice to
  the  other  party.   Each such notice, request and demand shall be deemed
  given or made as follows:

       A. If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid;

       B.   If sent by any other means, upon delivery.

  9. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank on demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel if permitted by applicable law), incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) all other costs and attorneys' fees incurred by Bank for which Borrower is obligated to reimburse Bank in accordance with the terms of the Loan Documents.

  10.  MISCELLANEOUS.    Borrower  and  Bank  further covenant and agree as
  follows, without limiting any requirement of any other Loan Document:

       A. Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

       B. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Texas and applicable United States federal law.

       C. Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.

       D.   Documents.     All  documents,  certificates  and  other  items
  required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

       E. Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

       F. Indemnification. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN SECTION 10(G), BORROWER SHALL INDEMNIFY, DEFEND AND HOLD BANK AND ITS SUCCESSORS AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, LOSSES, DAMAGES, ASSESSMENTS, FINES, PENALTIES, COSTS OR OTHER EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND COURT COSTS) ARISING FROM OR IN ANY WAY RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING BUT NOT LIMITED TO ACTUAL OR THREATENED DAMAGE TO THE ENVIRONMENT, AGENCY COSTS OF INVESTIGATION, PERSONAL INJURY OR DEATH, OR PROPERTY DAMAGE, DUE TO A RELEASE OR ALLEGED RELEASE OF HAZARDOUS MATERIALS, ARISING FROM BORROWER'S OR ANY OF BORROWER'S SUBSIDIARY'S BUSINESS OPERATIONS, ANY OTHER PROPERTY OWNED BY BORROWER OR ANY SUBSIDIARY OF BORROWER OR IN THE SURFACE OR GROUND WATER ARISING FROM BORROWER'S OR ANY OF BORROWER'S SUBSIDIARY'S BUSINESS OPERATIONS, OR GASEOUS EMISSIONS ARISING FROM BORROWER'S OR ANY OF BORROWER'S SUBSIDIARY'S BUSINESS OPERATIONS OR ANY OTHER CONDITION EXISTING OR
  ARISING FROM BORROWER'S OR ANY OF BORROWER'S SUBSIDIARY'S BUSINESS OPERATIONS RESULTING FROM THE USE OR EXISTENCE OF HAZARDOUS MATERIALS, WHETHER SUCH CLAIM PROVES TO BE TRUE OR FALSE. BORROWER FURTHER AGREES THAT ITS INDEMNITY OBLIGATIONS SHALL INCLUDE, BUT ARE NOT LIMITED TO, LIABILITY FOR DAMAGES RESULTING FROM THE PERSONAL INJURY OR DEATH OF AN EMPLOYEE OF BORROWER OR ANY SUBSIDIARY OF BORROWER, REGARDLESS OF WHETHER BORROWER OR SUCH SUBSIDIARY OF BORROWER HAS PAID THE EMPLOYEE UNDER THE WORKMEN'S COMPENSATION LAWS OF ANY STATE OR OTHER SIMILAR FEDERAL OR STATE LEGISLATION FOR THE PROTECTION OF EMPLOYEES. THE TERM "PROPERTY DAMAGE" AS USED IN THIS PARAGRAPH INCLUDES, BUT IS NOT LIMITED TO, DAMAGE TO ANY REAL OR PERSONAL PROPERTY OF BORROWER OR ANY SUBSIDIARY OF BORROWER, BANK, AND OF ANY THIRD PARTIES. BORROWER'S OBLIGATIONS UNDER THIS PARAGRAPH SHALL SURVIVE THE REPAYMENT OF THE OBLIGATIONS OF BORROWER UNDER THE LOAN DOCUMENTS AND ANY DEED IN LIEU OF FORECLOSURE OR FORECLOSURE OF ANY DEED TO SECURE DEBT, DEED OF TRUST, SECURITY AGREEMENT OR MORTGAGE SECURING THE OBLIGATIONS OF BORROWER UNDER THE LOAN DOCUMENTS.

       G. Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loans and the issuance of each Letter of Credit and shall continue in full force and effect so long as the Loans or any Letter of Credit is outstanding or the obligation of Bank to make any advances under the Line or issue any Letter of Credit or honor any draft under any Letter of Credit shall not have expired.

  11. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS, INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

       A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF THE BORROWER'S DOMICILE AT TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

       B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS ARBITRATION PROVISION; OR (II) BE A WAIVER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT, NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

  12. NO ORAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

  13.  TEXAS  FINANCE  CODE.    Chapter  346  of  the Texas Finance Code is
  specifically declared by the parties hereto not to be applicable to any Loan Documents or the transactions contemplated thereby.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

  BORROWER:                          BANK:

  PEERLESS MFG. CO.                  CHASE BANK OF TEXAS
                                     NATIONAL ASSOCIATION


  By:                                By:
  Name:     Paul Willey              Name:     David L. Howard
  Title:    Chief Financial Officer  Title:    Vice President